SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               Form 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) May 28, 1997

                          Commerce Group Corp.
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        (Exact name of registrant as specified in its charter)

     Delaware                     1-7375                   39-605862
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(State or other          (Commission File Number)      (IRS Employer
 jurisdiction of                                      Identification
 incorporation)                                            No.)

       6001 North 91st Street, Milwaukee, Wisconsin  53225-1795
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    (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (414) 462-5310 fax:  (414) 462-5312

Item 5.  Other Events Material Disclosure

On May 22, 1997, Commerce Group Corp. entered into an agreement with Teck Corporation for the expansion of Commerce's mining operation at the San Sebastian Gold Mine in El Salvador, Central America.

Under the terms of its agreement with Commerce, Teck will immediately begin drilling, sampling, and performing metallurgical and mineralogical studies to determine whether it will commit $10 million in funds for an extensive exploration and feasibility study directed toward the development of high volume gold production at the site of the San Sebastian Gold Mine. If Teck commits $10 million to the project, Commerce will have the option of either having Teck provide all of the resources necessary to develop a high volume operation at the site of San Sebastian Gold Mine in exchange for 50% of the earnings or entering into a specified joint venture arrangement with Teck. Under the specified joint venture option, Teck will pay to Commerce up to an initial $30 million for half of the first 3 million ounces of gold to be produced, and Commerce will then share on a 50/50 basis the capital expense and earnings associated with the development. In either case, Teck will have an option to purchase an additional 10% interest in the venture by paying an additional $10 million to Commerce upon completion of its feasibility studies.

Teck Corporation, based in Vancouver, Canada, is a major mining company with world-wide mining interests in gold, silver, copper, zinc, niobium and metallurgical coal. In 1996 Teck produced 360,000 ounces of gold and reported net earnings of $255 million on revenue of $702 million.


                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              COMMERCE GROUP CORP.
                              (Registrant)


Date:  May 28, 1997           /s/Edward L. Machulak
                              _________________________________________
                              By:  Edward L. Machulak, President